Exhibit 99.1

For Immediate Release	Contact: Greg Lemenchick Vice President - Investor Relations investorrelations@dominos.com

Domino’s Pizza® Announces Third Quarter 2024 Financial Results

Global retail sales growth (excluding foreign currency impact) of 5.1%

U.S. same store sales growth of 3.0%

International same store sales growth (excluding foreign currency impact) of 0.8%

Global net store growth of 72

Income from operations increased 5.0%; excluding the $1.4 million negative impact of foreign currency exchange rates on international franchise royalty revenues, income from operations increased 5.7%

ANN ARBOR, Michigan, October 10, 2024: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world, announced results for the third quarter of 2024.

“Our third quarter results once again demonstrated that our Hungry for MORE strategy is resonating, despite a pressured global marketplace,” said Russell Weiner, Domino’s Chief Executive Officer. “In our international business, we are on track for our 31st consecutive year of same store sales growth, demonstrating our sustained long-term track record of success. In the U.S., we drove our 4th straight quarter of profitable order count growth, highlighting that our strategies are driving positive outcomes. The Hungry for MORE pillar of Renowned Value will be the primary focus for our business in near-term as we look to continue to create our own tailwinds around the world. Renowned Value is a competitive advantage for Domino’s and one where we are industry leaders. With the slate of initiatives we have in place, I am confident that we will continue to win and grow our market share across the globe for years to come.”

Third Quarter 2024 Operational and Financial Highlights (Unaudited):

The tables below outline certain statistical measures utilized by the Company to analyze its performance, as well as key financial results. This historical data is not necessarily indicative of results to be expected for any future period. Refer to Comments on Regulation G below for additional details, including definitions of these statistical measures and certain reconciliations.

	Third Quarter		Three Fiscal Quarters
	2024	2023	2024	2023
Global retail sales: (in millions of U.S. dollars)
U.S. stores	$2,168.4	$2,062.8	$6,602.5	$6,195.0
International stores	2,223.6	2,160.9	6,581.9	6,352.2
Total	$4,392.0	$4,223.7	$13,184.4	$12,547.2

	Third Quarter		Three Fiscal Quarters
	2024	2023	2024	2023
Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 5.1%	+ 0.9%	+ 6.6%	+ 2.5%
International stores (1)	+ 5.1%	+ 9.4%	+ 6.5%	+ 8.9%
Total (2)	+ 5.1%	+ 5.1%	+ 6.5%	+ 5.7%

Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 3.1%	+ 2.9%	+ 5.4%	+ 5.2%
U.S. franchise stores	+ 3.0%	(0.7)%	+ 4.4%	+ 0.8%
U.S. stores	+ 3.0%	(0.6)%	+ 4.5%	+ 1.0%
International stores (excluding foreign currency impact)	+ 0.8%	+ 3.3%	+ 1.1%	+ 2.6%

(1)

2024 and 2023 third quarter and three fiscal quarters figures each exclude the impact of the Russia market. Including the impact of the Russia market, international stores retail sales growth, excluding foreign currency impact, was 4.8% and 6.0% for the third quarter and three fiscal quarters of 2024, respectively, and 9.0% and 8.5% for the third quarter and three fiscal quarters of 2023, respectively.

(2)

2024 and 2023 third quarter and three fiscal quarters figures each exclude the impact of the Russia market. Including the impact of the Russia market, total global retail sales growth, excluding foreign currency impact, was 5.0% and 6.3% for the third quarter and three fiscal quarters of 2024, respectively, and 4.9% and 5.5% for the third quarter and three fiscal quarters of 2023, respectively.

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Third quarter of 2024 store counts:
Store count at June 16, 2024	289	6,617	6,906	14,024	20,930
Openings	2	22	24	184	208
Closings	—	—	—	(136)	(136)
Store count at September 8, 2024	291	6,639	6,930	14,072	21,002
Third quarter 2024 net store growth	2	22	24	48	72
Trailing four quarters net store growth	5	163	168	637	805

	Third Quarter			Three Fiscal Quarters
(In millions, except percentages, percentage points, per share data and leverage ratio)	2024	2023	Increase/ (Decrease)	2024	2023	Increase/ (Decrease)
Total revenues	$1,080.1	$1,027.4	+ 5.1%	$3,262.5	$3,076.4	+ 6.0%

U.S. Company-owned store gross margin	16.8%	15.8%	+ 1.0 pp	17.3%	17.1%	+ 0.2 pp
Supply chain gross margin	10.6%	10.0%	+ 0.6 pp	11.0%	9.9%	+ 1.1 pp

Income from operations	$198.8	$189.4	+ 5.0%	$605.3	$562.3	+ 7.7%

Net income	$146.9	$147.7	(0.5)%	$414.7	$361.8	+ 14.6%
Diluted earnings per share	$4.19	$4.18	+ 0.2%	$11.80	$10.19	+ 15.8%

Leverage ratio				4.9x	5.5x	(0.6)x

Net cash provided by operating activities				$446.9	$422.1	+ 5.9%
Capital expenditures				(70.8)	(59.3)	+ 19.5%
Free cash flow				$376.1	$362.9	+ 3.6%

•
Revenues increased $52.8 million, or 5.1%, in the third quarter of 2024 as compared to the third quarter of 2023, primarily due to higher supply chain, U.S. franchise advertising and U.S. franchise royalties and fees revenues. The increase in supply chain revenues was primarily attributable to higher order volumes, as well as an increase in the Company’s food basket pricing to stores, but was partially offset by a shift in the relative mix of the products sold by the Company. The Company’s food basket pricing to stores increased 1.3% during the third quarter of 2024 as compared to the third quarter of 2023. U.S. franchise advertising revenues increased as a result of the return to the standard 6.0% advertising contribution rate at the beginning of the second quarter of 2024 following the end of the temporary reduction to 5.75% which began in the second quarter of 2023, as well as higher same store sales and net store growth. U.S. franchise royalties and fees increased as a result of higher same store sales and net store growth.
•
U.S. Company-owned store gross margin increased 1.0 percentage point in the third quarter of 2024 as compared to the third quarter of 2023, primarily driven by sales leverage due to higher customer transaction counts.
•
Supply chain gross margin increased 0.6 percentage points in the third quarter of 2024 as compared to the third quarter of 2023, primarily due to procurement productivity.
•
Income from operations increased $9.4 million, or 5.0%, in the third quarter of 2024 as compared to the third quarter of 2023. Excluding the negative impact of foreign currency exchange rates on international franchise royalty revenues of $1.4 million, income from operations increased $10.8 million, or 5.7%, in the third quarter of 2024 as compared to the third quarter of 2023. These increases were primarily a result of gross margin dollar growth within supply chain as well as higher U.S. franchise royalties and fees, each as discussed above. These increases were partially offset by higher general and administrative expenses of $6.8 million, primarily driven by higher labor costs.
•
Net income decreased $0.8 million, or 0.5%, in the third quarter of 2024 as compared to the third quarter of 2023 due to higher provision for income taxes. The Company’s provision for income taxes increased $9.8 million in the third quarter of 2024 due to a higher effective tax rate and higher income before provision for income taxes. The effective tax rate increased to 20.4% in the third quarter of 2024 as compared to 15.9% in the third quarter of 2023, driven by lower foreign tax credits as well as a 0.9 percentage point unfavorable change in the impact of excess tax benefits from equity-based compensation, which is recorded as a reduction to the provision for income taxes.

•
Diluted EPS was $4.19 in the third quarter of 2024 as compared to $4.18 in the third quarter of 2023, representing a $0.01, or 0.2%, increase. While net income decreased in the third quarter of 2024 as compared to the third quarter of 2023, the increase in diluted EPS was driven by a lower weighted average diluted share count resulting from the Company’s share repurchases during the trailing four quarters.
•
Net cash provided by operating activities was $446.9 million in the three fiscal quarters of 2024 as compared to $422.1 million in the three fiscal quarters of 2023. The Company spent $70.8 million on capital expenditures in the three fiscal quarters of 2024 as compared to $59.3 million in the three fiscal quarters of 2023, resulting in free cash flow of $376.1 million in the three fiscal quarters of 2024 as compared to $362.9 million in the three fiscal quarters of 2023. The increase in free cash flow was a result of higher net income, excluding non-cash operating activities and receipts for advertising contributions outpacing payments for advertising activities. These increases were partially offset by the negative impact of changes in operating assets and liabilities and higher investments in capital expenditures.

Quarterly Dividend

Subsequent to the end of the third quarter of 2024, on October 8, 2024, the Company’s Board of Directors declared a $1.51 per share quarterly dividend on its outstanding common stock for shareholders of record as of December 13, 2024, to be paid on December 27, 2024.

Share Repurchases

During the third quarter and three fiscal quarters of 2024, the Company repurchased and retired 443,302 and 499,674 shares of common stock for a total of $190.0 million and $215.0 million, respectively. As of September 8, 2024, the Company had a total remaining authorized amount for share repurchases of $926.3 million.

2024 Guidance

The Company now expects the following given the challenging macroeconomic environment and its impact on current business trends across the globe1:

•
Approximately 6% annual global retail sales growth.
•
Approximately 8% annual income from operations growth.
•
Global net store growth of 800 to 850.

2025 Guidance

•
The Company expects annual global retail sales growth and annual income from operations growth to be generally in line with its 2024 expectations.

Long-Term Guidance (2026-2028)

The Company continues to expect the following1:

•
7%+ Annual global retail sales growth.
•
8%+ Annual income from operations growth.

1Annual global retail sales growth and annual income from operations growth each exclude the impact of foreign currency.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow and income from operations, excluding foreign currency impact. The Company has also included metrics such as global retail sales, global retail sales growth (excluding foreign currency impact), same store sales growth, net store growth, food basket pricing change, impact of changes in foreign currency exchange rates on international franchise royalty revenues and the leverage ratio, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales,” a statistical measure, to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand and believes they are indicative of the financial health of the Company’s franchisee base. In addition, supply chain revenues are directly impacted by changes in franchise retail sales in the U.S. and Canada. As a result, sales by Domino’s franchisees have a direct effect on the Company’s profitability. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year. The 2024 and 2023 global retail sales growth measures excluding the Russia market are calculated as the growth in retail sales excluding the retail sales from the Russia market from the 2023 and 2022 retail sales base. Changes in global retail sales growth, excluding foreign currency impact, are primarily driven by same store sales growth and net store growth.

The Company uses “Same store sales growth,” a statistical measure, which is calculated by including only retail sales from stores that also had sales in the comparable weeks of both periods. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales. Same store sales growth for transferred stores is reflected in their current classification.

The Company uses “Net store growth,” a statistical measure, which is calculated by netting gross store openings with gross store closures during the period. Transfers between Company-owned stores and franchised stores are excluded from the calculation of net store growth.

The Company uses “Food basket pricing change,” a statistical measure, which is calculated as the percentage change of the food basket (including both food and cardboard products) purchased by an average U.S. store (based on average weekly unit sales) from U.S. supply chain centers against the comparable period of the prior year. The Company believes that the food basket pricing change is important to investors and other interested persons to understand the Company’s performance. As food basket prices fluctuate, revenues, cost of sales and gross margin percentages in the Company’s supply chain segment also fluctuate. Additionally, cost of sales, gross margins and gross margin percentages for the Company’s U.S. Company-owned stores also fluctuate.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The most directly comparable financial measure calculated and presented in accordance with GAAP is net cash provided by operating activities. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

The Company uses “Income from operations, excluding foreign currency impact,” which is calculated as income from operations as reported under GAAP, less the “impact of changes in foreign currency exchange rates on international franchise royalty revenues,” a statistical measure. The most directly comparable financial measure calculated and presented in accordance with GAAP is income from operations. The impact of changes in foreign currency exchange rates on international franchise royalty revenues is calculated as the difference in international franchise royalty revenues resulting from translating current period local currency results to U.S. dollars at current period exchange rates as compared to prior period exchange rates. The Company believes that the impact of changes in foreign currency exchange rates on international franchise royalty revenues is important to investors and other interested persons to understand the Company’s international royalty revenues given the significant variability in those revenues and that can be driven by changes in foreign currency exchanges rates. International franchise royalty revenues do not have a cost of sales component, so changes in these revenues have a direct impact on income from operations.

The Company uses the “Leverage ratio1,” which is calculated as the Company’s securitized debt related to its fixed-rate notes from the recapitalizations completed in 2021, 2019, 2018, 2017 and 2015 and borrowings under its variable funding notes, divided by Segment Income as defined by the Company under Accounting Standards Codification 280, Segment Reporting on a trailing four quarters basis. The Company has historically operated with a leverage ratio between four and six times. The Company reviews its leverage ratio on at least a quarterly basis and believes its leverage ratio is important to investors and other interested persons to understand the capital structure of the Company, and to assess the ability of the Company to meet its financial obligations.

The reconciliation of the leverage ratio for the third quarters of 2024 and 2023 is as follows:

	September 8, 2024		September 10, 2023
2015 Ten-Year Notes	$742,000		$746,000
2017 Ten-Year Notes	940,000		945,000
2018 7.5-Year Notes	402,688		404,813
2018 9.25-Year Notes	379,000		381,000
2019 Ten-Year Notes	648,000		651,375
2021 7.5-Year Notes	826,625		830,875
2021 Ten-Year Notes	972,500		977,500
Total fixed-rate notes	$4,910,813		$4,936,563

Segment Income - third quarter of 2024 and 2023	$229,278		$217,287
Segment Income - second quarter of 2024 and 2023	227,400		223,618
Segment Income - first quarter of 2024 and 2023	241,843		203,615
Segment Income - fourth quarter of 2023 and 2022	294,600		260,328
Trailing four quarters Segment Income	$993,121		$904,848
Leverage ratio	4.9	x	5.5	x

(1)	The Company also calculates and reviews its senior leverage ratio and Holdco leverage ratio as defined in the indenture governing the Company’s securitized debt.

Russia Market

On August 21, 2023, the Company’s master franchisee that owned and operated Domino’s Pizza stores in Russia announced its intent to file for bankruptcy with respect to the stores in that market. Therefore, as of August 21, 2023, the Company has considered the stores in the Russia market to be closed and they are excluded from the Company’s ending store count as of the end of the third quarter of 2023. The Company has presented its statistical measure of global retail sales growth, excluding foreign currency impact, for the third quarter and three fiscal quarters of 2024 and 2023 excluding the impact of the retail sales from the Russia market. The Company believes the impact of the Russia market on its statistical measure of same store sales growth for the periods presented was immaterial, and it also believes the impact of the Russia market on its consolidated statements of income related to international franchise royalties and fee revenues and general and administrative expenses for the third quarter and three fiscal quarters of 2023 was immaterial.

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q today. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 8:30 a.m. (Eastern) to review its third quarter 2024 financial results. The webcast is available at ir.dominos.com and will be archived for one year.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 21,000 stores in over 90 markets. Domino’s had global retail sales of over $18.9 billion for the trailing four quarters ended September 8, 2024. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the third quarter of 2024. In the U.S., Domino’s generated more than 85% of U.S. retail sales in 2023 via digital channels and has developed several innovative ordering platforms including seven unique ways to order Domino’s.

Order – dominos.com

Company Info – biz.dominos.com

Media Assets – media.dominos.com

Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, store growth and the growth of our U.S. and international business in general, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to successfully implement our growth strategy, including through our participation in the third-party order aggregation marketplace; labor shortages or changes in operating expenses resulting from increases in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs or negative economic conditions; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; the additional risks our international operations subject us to; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence or negative economic conditions in general; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation and maintain demand for new stores; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods, advertising and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering or other events that may impact our reputation; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events, other geopolitical or reputational considerations or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 8, 2024	% of Total Revenues	September 10, 2023	% of Total Revenues
(In thousands, except share and per share data)
Revenues:
U.S. Company-owned stores	$89,173		$86,277
U.S. franchise royalties and fees	144,074		138,322
Supply chain	651,314		618,086
International franchise royalties and fees	74,633		73,142
U.S. franchise advertising	120,925		111,534
Total revenues	1,080,119	100.0%	1,027,361	100.0%
Cost of sales:
U.S. Company-owned stores	74,205		72,614
Supply chain	582,167		556,578
Total cost of sales	656,372	60.8%	629,192	61.2%
Gross margin	423,747	39.2%	398,169	38.8%
General and administrative	103,991	9.6%	97,203	9.5%
U.S. franchise advertising	120,925	11.2%	111,534	10.9%
Income from operations	198,831	18.4%	189,432	18.4%
Other income	26,172	2.4%	28,231	2.8%
Interest expense, net	(40,387)	(3.7)%	(42,089)	(4.1)%
Income before provision for income taxes	184,616	17.1%	175,574	17.1%
Provision for income taxes	37,692	3.5%	27,898	2.7%
Net income	$146,924	13.6%	$147,676	14.4%
Earnings per share:
Common stock – diluted	$4.19		$4.18
Weighted average diluted shares	35,039,408		35,357,043

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 8, 2024	% of Total Revenues	September 10, 2023	% of Total Revenues
(In thousands, except share and per share data)
Revenues:
U.S. Company-owned stores	$274,086		$258,882
U.S. franchise royalties and fees	442,168		410,454
Supply chain	1,969,772		1,858,023
International franchise royalties and fees	220,295		213,308
U.S. franchise advertising	356,181		335,719
Total revenues	3,262,502	100.0%	3,076,386	100.0%
Cost of sales:
U.S. Company-owned stores	226,722		214,609
Supply chain	1,753,132		1,673,405
Total cost of sales	1,979,854	60.7%	1,888,014	61.4%
Gross margin	1,282,648	39.3%	1,188,372	38.6%
General and administrative	320,962	9.8%	290,186	9.4%
U.S. franchise advertising	356,181	10.9%	335,719	10.9%
Refranchising loss	158	0.0%	149	0.0%
Income from operations	605,347	18.6%	562,318	18.3%
Other income	18,871	0.6%	13,267	0.4%
Interest expense, net	(122,996)	(3.8)%	(128,640)	(4.2)%
Income before provision for income taxes	501,222	15.4%	446,945	14.5%
Provision for income taxes	86,496	2.7%	85,119	2.7%
Net income	$414,726	12.7%	$361,826	11.8%
Earnings per share:
Common stock – diluted	$11.80		$10.19
Weighted average diluted shares	35,145,732		35,516,434

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 8, 2024	December 31, 2023
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$189,084	$114,098
Restricted cash and cash equivalents	185,439	200,870
Accounts receivable, net	278,707	282,809
Inventories	69,168	82,964
Prepaid expenses and other	38,725	30,215
Advertising fund assets, restricted	111,134	106,335
Total current assets	872,257	817,291
Property, plant and equipment, net	293,407	304,365
Operating lease right-of-use assets	215,040	207,323
Investment in DPC Dash	162,424	143,553
Other assets	231,938	202,367
Total assets	$1,775,066	$1,674,899
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$4,946	$56,366
Accounts payable	97,847	106,267
Operating lease liabilities	40,806	39,330
Advertising fund liabilities	109,219	104,246
Other accrued liabilities	257,690	241,141
Total current liabilities	510,508	547,350
Long-term liabilities:
Long-term debt, less current portion	4,970,687	4,934,062
Operating lease liabilities	186,981	179,548
Other accrued liabilities	83,528	84,306
Total long-term liabilities	5,241,196	5,197,916
Total stockholders’ deficit	(3,976,638)	(4,070,367)
Total liabilities and stockholders’ deficit	$1,775,066	$1,674,899

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
	September 8, 2024	September 10, 2023
(In thousands)
Cash flows from operating activities:
Net income	$414,726	$361,826
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,974	54,999
Refranchising loss	158	149
Loss on sale/disposal of assets	501	547
Amortization of debt issuance costs	3,685	3,858
Benefit for deferred income taxes	(7,524)	(12,191)
Non-cash equity-based compensation expense	31,541	26,507
Excess tax benefits from equity-based compensation	(21,609)	(2,973)
Provision for losses on accounts and notes receivable	250	1,342
Unrealized gain on investments	(18,871)	(13,267)
Changes in operating assets and liabilities	(18,968)	7,682
Changes in advertising fund assets and liabilities, restricted	2,016	(6,349)
Net cash provided by operating activities	446,879	422,130
Cash flows from investing activities:
Capital expenditures	(70,801)	(59,271)
Other	(1,094)	(743)
Net cash used in investing activities	(71,895)	(60,014)
Cash flows from financing activities:
Repayments of long-term debt and finance lease obligations	(15,947)	(41,349)
Proceeds from exercise of stock options	34,669	5,806
Purchases of common stock	(214,999)	(210,847)
Tax payments for restricted stock upon vesting	(10,706)	(5,240)
Payments of common stock dividends and equivalents	(106,015)	(85,564)
Net cash used in financing activities	(312,998)	(337,194)
Effect of exchange rate changes on cash	(589)	(304)
Change in cash and cash equivalents, restricted cash and cash equivalents	61,397	24,618

Cash and cash equivalents, beginning of period	114,098	60,356
Restricted cash and cash equivalents, beginning of period	200,870	191,289
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	88,165	143,559
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	403,133	395,204

Cash and cash equivalents, end of period	189,084	80,879
Restricted cash and cash equivalents, end of period	185,439	202,307
Cash and cash equivalents included in advertising fund assets, restricted, end of period	90,007	136,636
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$464,530	$419,822

###